Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Vice President, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX® REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

PALO ALTO, Calif., November 9, 2011 – Affymax, Inc. (Nasdaq: AFFY) today reported financial results for the third quarter ended September 30, 2011.  The net loss for the third quarter of 2011 was $9.8 million compared to a net loss of $12.0 million for the third quarter of 2010.

Affymax recognized revenue for the quarter ended September 30, 2011 of $13.2 million compared to $16.8 million for the quarter ended September 30, 2010.  During the quarter ended September 30, 2011, we received a $10 million milestone payment from Takeda upon FDA acceptance of our new drug application for review.  The decrease in revenue in 2011 was due to decreased reimbursement from Takeda resulting from reduced development expenses.

Research and development expenses for the quarter ended September 30, 2011, were $14.9 million compared to $21.1 million for the quarter ended September 30, 2010.  The decrease was due to lower costs for API manufacturing, contractors and consultants in the third quarter of 2011, largely as a result of the submission of our NDA to the FDA for review in the second quarter of 2011.

General and administrative expenses for the quarter ended September 30, 2011 were $8.2 million compared to $7.8 million for the quarter ended September 30, 2010.  The increase was primarily due to higher commercial expenses related to expansion of our commercial capabilities.

The company had cash and investments of $116.4 million as of September 30, 2011, which includes the $10 million milestone payment from Takeda upon FDA acceptance of the NDA for peginesatide.

Updated Financial Guidance

Affymax is updating its financial guidance for 2011. With respect to income, Affymax expects total 2011 payments from Takeda to be in the range of $25 million to $30 million, which is at or above the high end of the previously issued range of $20 million to $25 million.

With respect to total operating expenses Affymax expects to incur $95 million to $100 million in operating expenses during 2011, excluding stock-based compensation.  This is lower than the previously issued guidance of $105 million to $110 million in operating expenses during 2011, excluding stock-based compensation.  This reduction is due largely to the impact of expense reduction efforts as well due to delay in the commencement of Phase 3b studies to evaluate the process and outcomes of converting dialysis centers from a three times per week ESA to once-monthly peginesatide.

As a result, the company expects to end 2011 with approximately $95 million to $100 million in cash, cash equivalents and investments. Affymax continues to expect cash resources, ongoing Takeda reimbursement and milestone payments from Takeda to fund operations through 2012. Under the terms of its 2006 collaboration with Takeda, Affymax is due a $50 million milestone upon approval of the NDA by the FDA.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s product candidate, peginesatide, is currently under FDA review for the treatment of anemia in dialysis patients with chronic kidney disease.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding financial projections and condition, milestones expected to be accomplished, continuation and success of the Company’s collaboration with Takeda, timing, design and progress of the Company’s peginesatide development program and the timing and potential regulatory approval and commercialization of peginesatide. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the approvability and completeness of the New Drug Application (NDA), risks related to regulatory requirements and approvals, in particular the FDA’s interpretation and review of the data in the NDA including issues related to the subgroup analyses in non-dialysis, data quality and integrity particularly in non-inferiority designed trials, risks related to the continued safety and efficacy of peginesatide in clinical development, the potential for once per month dosing and room temperature stability, timing of patient accrual in ongoing and planned clinical studies, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and potential for costs, disruptions and consequences of litigation, financing requirements and ability to access capital, and other matters that are described in Affymax’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

AFFYMAX, INC.

CONDENSED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$66,025	$63,499
Short-term investments	49,222	33,582
Receivable from Takeda	5,452	—
Deferred tax assets	438	438
Prepaid expenses and other current assets	1,753	2,023
Total current assets	122,890	99,542
Property and equipment, net	3,071	3,982
Restricted cash	1,135	1,135
Long-term investments	—	19,876
Deferred tax assets, net of current	6,802	6,802
Other assets	351	50
Total assets	$134,249	$131,387
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,579	$321
Accrued liabilities	11,359	11,594
Accrued clinical trial expenses	3,251	11,247
Payable to Takeda	—	5,958
Deferred revenue	—	18,497
Total current liabilities	17,189	47,617
Long-term income tax liability	10,378	10,249
Advance from Takeda	2,835	—
Other long-term liabilities	914	974
Total liabilities	31,316	58,840
Commitments and contingencies (Note 7)

Stockholders’ equity
Common stock: 35,645,926 and 25,451,338 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	36	25
Additional paid-in capital	523,715	461,425
Accumulated deficit	(420,860)	(388,934)
Accumulated other comprehensive income	42	31
Total stockholders’ equity	102,933	72,547
Total liabilities and stockholders’ equity	$134,249	$131,387

AFFYMAX, INC.

CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue:
Collaboration revenue	$13,204	$16,784	$44,029	$105,771
License and royalty revenue	5	6	14	15
Total revenue	13,209	16,790	44,043	105,786
Operating expenses:
Research and development	14,863	21,118	51,606	83,120
General and administrative	8,172	7,781	24,426	25,372
Total operating expenses	23,035	28,899	76,032	108,492
Loss from operations	(9,826)	(12,109)	(31,989)	(2,706)
Interest income	45	47	136	227
Interest expense	(38)	(35)	(111)	(104)
Other income (expense), net	3	67	39	(1)
Net loss before provision for income taxes	(9,816)	(12,030)	(31,925)	(2,584)
Provision for income taxes	—	—	(1)	—
Net loss	$(9,816)	$(12,030)	$(31,926)	$(2,584)
Net loss per share:
Basic and diluted	$(0.28)	$(0.49)	$(0.98)	$(0.11)
Weighted-average number of shares used in computing basic and diluted net loss per share	35,578	24,369	32,474	24,168